Fidelity National Financial Announces Record Date, Distribution Ratio, and Distribution Date for Distribution of Approximately 15% of the Shares of F&G Annuities & Life, Inc. to FNF Shareholders

Jacksonville, Fla., November 10, 2022 /PRNewswire/ – Fidelity National Financial, Inc. (NYSE: FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through FNF’s wholly-owned subsidiary, F&G Annuities & Life, Inc. (“F&G”), today announced that its Board of Directors has set the record date, the distribution ratio and the expected distribution date for the pro rata distribution of approximately 15% of the outstanding shares of common stock of F&G to FNF shareholders. Following the distribution, FNF will retain control of F&G through an approximately 85% equity ownership stake.

The record date for determining the FNF shareholders entitled to receive shares of F&G common stock in the distribution will be the close of business on November 22, 2022.

FNF shareholders will receive 68 shares of F&G common stock for every 1,000 shares of FNF common stock held as of the close of business on the record date. The distribution will be made in book-entry form. FNF expects the distribution to occur on December 1, 2022. FNF shareholders will not be required to take any action in order to receive the F&G distribution, meaning that FNF shareholders will not have to surrender or exchange any shares of FNF common stock in order to receive F&G common stock.

The distribution of shares of F&G common stock (and cash in lieu of any fractional shares) will be treated as a taxable distribution for U.S. federal income tax purposes. Any holder of record who sells their shares of FNF common stock on or before the distribution date of December 1, 2022 will be selling their entitlement to shares of F&G common stock to the buyer of their shares of FNF common stock. Holders are encouraged to consult with their financial and tax advisors regarding consequences of buying, selling or holding any securities, including those described in this news release.

Currently, there is no trading market for shares of F&G common stock. F&G is seeking to list its common stock on the New York Stock Exchange (the “NYSE”) under the symbol “FG” subject to its being in compliance with all applicable listing standards on the date it begins trading on the NYSE. F&G intends to satisfy all the requirements for that listing. The Company expects that F&G common stock will commence trading on a “when-issued” basis on the NYSE under the symbol “FG WI” one business day prior to the record date. “Regular-way” trading of F&G common stock on the NYSE is expected to begin on December 1, 2022 under the symbol “FG”. Following the separation and distribution, FNF will continue to trade on the NYSE under the symbol “FNF.”

Completion of the distribution of F&G shares to FNF shareholders is subject to the satisfaction of certain conditions, including that a registration statement on Form 10 filed by F&G with the U.S. Securities and Exchange Commission is declared effective. F&G Annuities & Life, Inc.’s registration statement on Form 10, including amendments thereto, can be found at www.sec.gov.

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About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation's largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at www.fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit www.fglife.com.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements, including the ability to complete the separation and distribution and list on the NYSE. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: diversion of management’s attention and the potential impact of the consummation of the F&G transaction on relationships, including with employees, suppliers, customers and competitors; our ability to successfully realize the anticipated benefits of the separation and distribution; the ability to satisfy any necessary conditions (including any applicable regulatory approvals) to consummate the separation and distribution within the estimated timeframe or at all; the final terms and conditions of the separation and distribution, including the nature of agreements and arrangements between FNF and F&G following any such transaction, the costs of any such transaction, and the nature and amount of indebtedness incurred by F&G; changes in general economic, business, political crisis, war and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U.S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission (SEC).

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SOURCE Fidelity National Financial, Inc.; F&G Annuities & Life, Inc. (formerly listed as FGL Holdings)

Contact:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
515.330.3307

FNF shareholders contact, before the distribution:
Investors@fnf.com

F&G shareholders contact, after the distribution:
Investor.relations@fglife.com